Exhibit 99.1

COMPANY CONTACTS
Paul Arndt
Senior Manager, Investor Relations
949-788-6700x216
SPECTRUM PHARMACEUTICALS LICENSES BELINOSTAT, A NOVEL ANTICANCER DRUG IN A PIVOTAL REGISTRATIONAL TRIAL
•	Belinostat, a HDAC Inhibitor, is Currently in a Multicenter, Registrational Trial Under a Special Protocol Assessment for Peripheral T-Cell Lymphoma (PTCL)
•	NDA Filing Expected Next Year (in 2011)

•	Granted Fast Track and Orphan Drug Designation by FDA
•	Multiple Phase 2 Trials Are Being Pursued In Various Oncology Indications Including Carcinoma Of Unknown Primary (CUP) For Which No Drug Has Yet Been Approved

•	National Cancer Institute (NCI) is Conducting Multiple Trials With Belinostat

•	More Than 700 Patients Have Been Treated With Belinostat

•	Spectrum and TopoTarget Will Jointly Fund the Future Clinical Development Activities In a Ratio Of 70:30

•	Spectrum to Host Conference Call on Thursday, February 4, 2010 at 1pmET/10amPT
IRVINE, California — February 2, 2010 — Spectrum Pharmaceuticals (NasdaqGM: SPPI), a commercial-stage biotechnology company with a primary focus in oncology, today announced that it has entered into a co-development and commercialization agreement with TopoTarget A/S for Belinostat, a novel histone deacetylase (HDAC) inhibitor. Belinostat is currently in a registrational trial, under a Special Protocol Assessment (SPA), as a monotherapy for relapsed or refractory Peripheral T-Cell Lymphoma (PTCL), an indication in which it has been granted Orphan Drug and Fast Track designation by the U.S. Food and Drug Administration (FDA). Belinostat is also under investigation in a randomized Phase 2 trial, as a combination therapy with carboplatin and paclitaxel, for cancer of unknown primary (CUP). Additionally, the NCI is currently conducting several clinical trials of Belinostat in a variety of hematological and solid tumors, both as monotherapy as well as combination therapy.
“The addition of Belinostat addresses our key strategic goal of in-licensing a late-stage anti-cancer compound,” said Rajesh C. Shrotriya, MD, Chairman, Chief Executive Officer, and President of Spectrum Pharmaceuticals. “With this collaboration, we have now completed our strategic initiatives relating to in-licensing of compounds with near term commercialization opportunities. Belinostat’s current registrational program is comprehensive and focused in that it targets key hematological indications such as PTCL and other solid tumor indications. Belinostat has the potential to be a best-in-class HDAC inhibitor for both hematological and solid tumors. We look forward to advancing Belinostat in PTCL and other solid tumor indications, with the goal of providing cancer patients with more effective treatment options as quickly and efficiently as possible. With that goal in mind, we currently expect to file the NDA in PTCL in 2011. TopoTarget has laid a solid foundation from which we will further develop Belinostat.”
“So far, Belinostat has demonstrated some unique and differentiating attributes. If approved, it would give Spectrum access to potentially large markets while allowing for enhanced coordination with our marketed drugs, ZEVALIN and FUSILEV,” added Amar Singh, Spectrum’s Chief Commercial Officer. “The recent expansion of our commercial infrastructure positions us to prepare for another successful launch in the near future”.

157 Technology Dr • Irvine, California 92618 • Tel: 949-788-6700 • Fax: 949-788-6706 • www.sppirx.com • NASDAQ: SPPI

“We believe that this partnership will bring together synergies in our combined capabilities that will result in significant efficiencies in Belinostat’s development,” said Professor Peter Buhl Jensen, MD, Chief Executive Officer of TopoTarget A/S. “Spectrum as a partner is ideally suited to exploit the full benefits of the drug for cancer patients.”
Under terms of the agreement, Spectrum licensed the rights to Belinostat for North America and India, and an option for China, in exchange for an upfront cash payment of $30 million, potential milestone payments of up to $320 million, and one million shares of Spectrum common stock based upon the successful achievement of certain development, regulatory and commercial milestones, as well as double-digit royalties on net sales of Belinostat. Spectrum and TopoTarget will jointly fund development activities, whereby clinical trial costs will be 70% borne by Spectrum, and 30% by TopoTarget for new trials to be initiated.
Conference Call
Thursday, February 4, 2010 @ 1:00p.m. Eastern/10:00 a.m. Pacific

Domestic:	888-204-4520
International:	913-312-0953
Webcast and replays: www.sppirx.com
Audio replays will be available through February 24, 2010

Domestic: International:	888-203-1112, passcode 5055446 719-457-0820, passcode 5055446
About Peripheral T-Cell Lymphoma
The American cancer Society estimates that approximately 66,000 new cases of non-Hodgkin’s lymphoma (NHL) were diagnosed in 2009 and of these, approximately 5,600 are classified as Peripheral T-cell lymphoma (PTCL). PTCL is a group of 13 diverse types of T-cell lymphoma. Most cases of PTCL occur during adulthood, are aggressive in nature and are difficult to manage with current chemotherapies. Many patients with PTCL are treated with CHOP (cyclophosphamide, doxorubicin, vincristine and prednisone) or a CHOP-like regimen, but often patients will stop responding to these therapies. Studies show that only 25-40% of patients will be alive five years after treatment for PTCL, creating a real need for more effective therapies.
About Belinostat
Belinostat (PXD 101) is a Class I and II HDAC inhibitor that is being studied in multiple clinical trials as a single agent or in combination with chemotherapeutic agents for the treatment of various hematological and solid cancers. Its anticancer effect is thought to be mediated through multiple mechanisms of action, including the inhibition of cell proliferation, induction of apoptosis (programmed cell death), inhibition of angiogenesis, induction of differentiation, and the resensitization of cells that have overcome drug resistance to anticancer agents such as platinums, taxanes and topoisomerase II inhibitors. Belinostat is the only HDAC inhibitor in clinical development with multiple potential routes of administration, including intravenous administration, continuous intravenous infusion and oral administration.
About the Belinostat Registrational Study
Belinostat is currently in registrational trial, under a Special Protocol Assessment (SPA), as a monotherapy for Peripheral T-Cell Lymphoma (PTCL), an indication which has been granted Orphan Drug and Fast Track designation by the U.S. Food and Drug Administration (FDA). The registrational trial is in an open-label, multicenter, single arm efficacy and safety study in patients with relapsed or refractory peripheral T-cell lymphoma, who have failed at least one prior systemic therapy. The primary endpoint is objective response rate (ORR).
About TopoTarget
TopoTarget A/S is an international biotech company headquartered in Denmark, dedicated to finding ''Answers for Cancer’’ and developing improved cancer therapies. The company was founded and is run by clinical cancer specialists and combines years of hands-on clinical experience with in-depth understanding of the molecular mechanisms of cancer. For more information, please refer to www.topotarget.com.

157 Technology Dr • Irvine, California 92618 • Tel: 949-788-6700 • Fax: 949-788-6706 • www.sppirx.com • NASDAQ: SPPI

About Spectrum Pharmaceuticals
Spectrum Pharmaceuticals is a commercial-stage biotechnology company with a focus in oncology. The Company’s strategy is comprised of acquiring, developing and commercializing a broad and diverse pipeline of late-stage clinical and commercial products. In addition to building an efficient in-house clinical research organization with regulatory and data management capabilities, the Company has established a commercial infrastructure for its drug portfolio. Spectrum markets two oncology drugs, FUSILEV® and ZEVALIN® and now has two drugs in late stage development, Apaziquone (EOquin®) and belinostat, along with a diverse pipeline. The Company also leverages the expertise of its worldwide partners to assist in the execution of its strategy. For more information, please visit the Company’s website at www.sppirx.com.
This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements include but are not limited to statements that relate to Spectrum’s business and its future, Spectrum’s ability to identify, acquire, develop and commercialize a broad and diverse pipeline of late-stage clinical and commercial products, NDA filing for PTCL in 2011, that Belinostat has the potential to be a best-in-class HDAC inhibitor for both hematological and solid tumors, that we look forward to advancing Belinostat in PTCL and other solid tumor indications, that if approved, it would give Spectrum access to potentially large markets while allowing for enhanced coordination with our marketed drugs, Zevalin and Fusilev, and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that Spectrum’s existing and new drug candidates may not prove safe or effective, the possibility that Spectrum’s existing and new drug candidates may not receive approval from the FDA, and other regulatory agencies in a timely manner or at all, the possibility that Spectrum’s existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that Spectrum’s efforts to acquire or in-license and develop additional drug candidates may fail, Spectrum’s lack of significant revenues, limited marketing experience, dependence on third parties for clinical trials, manufacturing, distribution and quality control and other risks that are described in further detail in Spectrum’s reports filed with the Securities and Exchange Commission. Spectrum does not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law.
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© 2010 Spectrum Pharmaceuticals, Inc. All Rights Reserved.

157 Technology Dr • Irvine, California 92618 • Tel: 949-788-6700 • Fax: 949-788-6706 • www.sppirx.com • NASDAQ: SPPI